EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 Nos. 333-138713, 333-147738, 333-155540, 333-170788, 333-185086, 333-215196, 333-225281, 333-225860, 333-235632, 333-235633 and 333-251548) of ImmunoGen, Inc., and
(2)	Registration Statement (Form S-3 No. 333-251502) of ImmunoGen, Inc.;

of our reports dated March 1, 2021, with respect to the consolidated financial statements of ImmunoGen, Inc. and the effectiveness of internal control over financial reporting of ImmunoGen, Inc. included in this Annual Report (Form 10-K) of ImmunoGen, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 1, 2021